Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into on the 7th day of November, 2004, by and between DIMON INCORPORATED, a Virginia Corporation (the “Company”), and BRIAN J. HARKER (the “Executive”).

R E C I T A L S

The Executive heretofore has served as the Chairman of the Board of Directors of the Company and has been employed as the Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement dated January 3, 1997, as subsequently amended (the “Predecessor Agreement”). The Board of Directors (the “Board”) of the Company and the Board of Directors of Standard Commercial Corporation (“Standard”) have deemed it advisable and in the best interest of their respective shareholders to consummate a business combination. The business combination will become effective as of the closing of the transactions described in the Agreement and Plan of Reorganization between the Company and Standard (the “Effective Date”). The Company has deemed it advisable and in its best interests to retain the services of the Executive following the Effective Date. Thus, the Company desires to continue to employ the Executive as the Chief Executive Officer of the Company and Chairman of the Company’s Board and the Executive desires to remain employed by the Company in those capacities. Furthermore, the Company desires to provide for the Executive certain disability, death, severance and supplemental retirement benefits in addition to those provided by the employee benefit plans of the Company. The Company and the Executive desire to amend and restate the Predecessor Agreement and to provide for the continued employment of the Executive by the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1

EMPLOYMENT OF EXECUTIVE

Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in ARTICLE 3 of this Agreement.

ARTICLE 2

POSITION, RESPONSIBILITIES AND DUTIES

2.1. Position and Responsibilities. During the period beginning on the Effective Date and ending on the earlier of March 31, 2007, or the last day of the Term (as defined in Section 3.1), the Executive shall serve as the Chief Executive Officer of the Company on the conditions herein provided. The Executive shall provide such executive services in the management of the Company’s business not inconsistent with his position and the provisions of Section 2.2 as shall be assigned to him from time to time by the Company’s Board and shall report to the Board. During the Term (as defined in Section 3.1), the Executive shall serve as Chairman of the Board.

2.2. Duties. In addition to having the responsibilities described in Section 2.1, during the Term, the Executive shall also serve as a director of the Company (including Chairman of the Board) or as an officer or director of any subsidiary or affiliate of the Company. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company and shall not during the Term be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that (i) with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of the Executive’s duties pursuant to this Agreement and (ii) the Executive shall not be prevented from investing his personal assets in any business which does not compete with the Company or with any subsidiary or affiliate of the Company, where the form or manner of such investment will not require substantial services on the part of the Executive in the operation of the business in which such investment is made. Notwithstanding the foregoing, the duties of the Executive shall not be expanded without the Executive’s prior approval.

ARTICLE 3

TERM

3.1. Term of Employment. The term of the Executive’s employment (the “Term”) under this Agreement shall commence as of the Effective Date and shall continue until the earliest to occur of the following dates (the “Termination Date”): (i) the date of the 2007 annual meeting of the Company’s shareholders (anticipated to be held in August 2007); (ii) the date of death of the Executive; (iii) the date coinciding with the end of one hundred eighty (180) days of continuous “Total Disability” of the Executive (as defined in Section 7.4); (iv) the specified date of termination under the Notice Exception (as defined in Section 3.2); (v) the date of termination under the Cause Exception (as defined in Section 3.3) determined pursuant to Section 3.5; or (vi) the date the Executive terminates his employment for Good Reason (as defined in Section 3.4) determined pursuant to Section 3.5.

3.2. Termination by Giving Notice. If the Company desires to terminate the Executive’s employment without Cause prior to the expiration of the Term or if the Executive desires to terminate his employment without Good Reason prior to the expiration of the Term, such party shall give not less than sixty (60) days’ written notice of such desire to the other party specifying the date of termination (the “Notice Exception”). Notwithstanding the foregoing, the Notice Exception shall not be effected by the Company while the Executive is Totally Disabled as provided in ARTICLE 7.

3.3. Termination for Cause; Automatic Termination. Subject to the requirements of Section 3.5 of this Agreement, the Company shall at all times have the right to discharge the Executive for Cause. For purposes of this Agreement, the term “Cause” shall be limited to one or more of the following: (i) the Executive’s failure or refusal to perform his material duties, responsibilities and obligations; (ii) any act of fraud, misappropriation of funds, material dishonesty, theft or embezzlement by the Executive affecting the Company; (iii) the Executive’s conviction of a felony or a plea of nolo contendre to a felony; (iv) the Executive’s willful gross neglect or misconduct resulting in material harm to the Company’s financial condition or reputation; or (v) the Executive’s breach of his covenants in ARTICLE 13 (the “Cause Exception”).

Notwithstanding the foregoing, if the Company desires to discharge the Executive for the reason described in subparagraph (i) of this Section 3.3 (a “Policy Infraction”), it shall give notice to the Executive as provided in Section 3.5 and the Executive shall have thirty (30) days after notice has been given to him in which to cure the Policy Infraction. If the Policy Infraction is timely cured by the Executive, the Company’s notice shall become null and void. For purposes of this Agreement, Cause shall not include the Executive’s Total Disability (as defined in Section 7.4).

3.4. Good Reason. Subject to the requirements of Section 3.5 of this Agreement, the Executive may terminate his employment at any time for Good Reason (as defined in this Section 3.4). If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in Section 3.5. For purposes of this Section 3.4, “Good Reason” shall mean any of the following:

(a) The Executive’s resignation from the Company’s employment on account of the failure by the Board, prior to April 1, 2007, to reelect or reappoint the Executive as Chief Executive Officer of the Company, the shareholders’ failure to elect the Executive to the Board or the failure of the Board, prior to the date of the 2007 annual meeting of the Company’s shareholders (anticipated to be held in August 2007), to reelect the Executive as Chairman of the Board and the Executive then elects to leave the Company’s employment within six (6) months of such failure to so reelect or reappoint the Executive;

(b) The Executive’s resignation from the Company’s employment on account of a material modification by the Board, prior to April 1, 2007, of the duties, functions, responsibilities and authority of the Executive as Chief Executive Officer without his consent within six (6) months of such modification;

(c) The Executive’s resignation from the Company’s employment on account of any material breach of a provision of this Agreement by the Company, which breach is not cured within thirty (30) days after notice has been given to the Company by the Executive. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive’s position and are of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as the Company, or the Executive shall at any time be required to report to anyone other than directly to the Board, or the Company shall fail to make a payment when due to the Executive;

(d) The Executive’s resignation from the Company on account of a reduction, prior to April 1, 2007, in the Executive’s annual incentive opportunity or on account of a reduction during the Term in the Executive’s Base Salary or aggregate benefit levels without his consent within six (6) months of such reduction; or

(e) The Executive’s resignation from the Company on account of the Company’s failure to obtain the written assumption of this Agreement in accordance with ARTICLE 26.

Notwithstanding the foregoing, if the Executive desires to terminate his employment for Good Reason as defined in Section 3.4(c), he shall give notice to the Company as provided in Section 3.5 and the Company shall have thirty (30) days after notice has been given to it in which to cure the reason for the Executive’s desire to terminate his employment for Good Reason. If the reason for the Executive’s desire to terminate his employment for Good Reason as defined in Section 3.4(c) is timely cured by the Company, the Executive’s notice shall become null and void.

3.5. Notice of Termination. Any termination by the Company under the Cause Exception or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of Sections 3.3 and 3.4, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) sets forth the Termination Date. If the Executive’s employment is terminated by reason of one of the events described in subparagraph (i) of Section 3.3 or Section 3.4(c), the Termination Date shall be not less than thirty (30) days nor more than forty-five (45) days after the receipt of the Notice of Termination by the Executive or the Company. If the Executive’s employment is terminated by reason of one of the events described in subparagraphs (ii), (iii), (iv) or (v) of Section 3.3, Section 3.4(a), Section 3.4(b), Section 3.4(d) or Section 3.4(e), the Termination Date shall be not more than fifteen (15) days after the receipt of the Notice of Termination by the Executive or the Company.

3.6. Rights of Executive Upon Termination of Employment.

(a) Following the date the Term expires on account of the Executive’s resignation with Good Reason or the Company’s exercise of the Notice Exception or if the Executive remains employed from the Effective Date until March 31, 2007, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 9, 10, 12, 13, 14, 15, 16, 18, 24 and 26.

(b) Following the date the Term expires on account of the Executive’s death, the rights of the Executive’s personal representative and designated beneficiary (as determined pursuant to ARTICLE 16) shall be as provided in ARTICLES 4, 5, 6, 8, 10, 12, 14, 15, 16, 18, 24 and 26.

(c) Following the date the Term expires on account of the Executive’s Total Disability, the rights of the Executive shall be as provided in ARTICLES 4, 5, 6, 7, 9, 10, 12, 13, 14, 15, 16, 18, 24 and 26.

(d) Following the date the Term expires on account of the Executive’s exercise of the Notice Exception before March 31, 2007, the rights of the Executive shall be as provided in ARTICLES 4, 5, 9, 10, 12, 13, 14, 15, 16, 18, 24 and 26.

(e) Following the date the Term expires on account of the termination of the Executive for Cause, the Executive shall be entitled to receive his Base Salary through the Termination Date plus any amounts that the Executive was entitled to receive through the Termination Date as provided in ARTICLES 5, 10, 14, 15, 16, 18, 24 and 26. If the Term expires on account of the termination of the Executive for Cause, the Executive shall continue to be subject to the provisions of ARTICLE 13 and the Executive shall forfeit any rights under annual incentive, long-term incentive, equity compensation and similar plans or awards that were not vested on the Termination Date.

ARTICLE 4

COMPENSATION

4.1. Base Salary. For all services rendered by the Executive during the Term, including without limitation, services as an executive, officer, director (except fees and reimbursements to which all members of the Board, or a subsidiary or affiliate of the Company, are generally entitled) or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Executive as compensation a base annual salary (the “Base Salary”), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. The annual rate of the Executive’s Base Salary shall be at least $550,000. The Board’s Committee on Executive Compensation (the “Committee”) shall review the Executive’s performance on an annual basis and may, in its discretion, increase the Executive’s Base Salary on account of his performance.

4.2. Bonus. As of the date of this Agreement, the Company sponsors for the benefit of its senior executives the DIMON Management Incentive Plan (the “MIP”). In addition to the Base Salary provided for in Section 4.1 and the Deferred Benefit provided for in Section 6.1, the Executive shall be entitled to such bonus or bonuses, if any, as may be awarded to the Executive from time to time under the MIP (or any successor or replacement bonus plan or arrangement) (the “Awarded Bonus”) through the last day of the Term or, if earlier, March 31, 2007. The Awarded Bonus shall be payable in the manner specified in the MIP (or the successor or replacement bonus plan or arrangement, as the case may be). The “target” annual bonus under the MIP shall be at least seventy-five percent (75%) of the Executive’s then-current Base Salary and the maximum annual bonus under the MIP shall be two hundred percent (200%) of the Executive’s “target” bonus for the fiscal year.

4.3. Special Incentive. In addition to the Base Salary provided for in Section 4.1 and the bonus opportunity provided for in Section 4.2, and for the period beginning on the Effective Date and ending on March 31, 2007 (the “performance period”), the Executive shall be entitled to receive a special incentive bonus (the “Special Incentive”) based on the achievement of objectives in accordance with Exhibit I to this Agreement. The amount of the Special Incentive payable to the Executive shall be determined and paid no later than ten (10) days after the Company’s audited financial statements for the performance period are available to the Company. If the Term expires prior to March 31, 2007 on account of the Executive’s resignation with Good Reason or the Company’s exercise of the Notice Exception, then the Executive’s interest in the Special Incentive shall be vested with respect a pro rata amount of the Special Incentive as determined by the Committee. The Executive shall be entitled to receive the Special Incentive, to the extent earned, if the Term expires on or after March 31, 2007.

4.4. Long-Term Incentive Plans. During the period beginning on the Effective Date and ending March 31, 2007, the Executive shall be eligible to receive awards under the Company’s long-term incentive plans as determined by the Committee in its discretion; provided, however, that the Executive’s level of participation in such plans shall be consistent with the Executive’s level of participation in such plans (or any predecessor plans) prior to the Effective Date. If the Term expires in accordance with clause (i) of Section 3.1 or on account of the Executive’s resignation with Good Reason, the Executive’s exercise of the Notice Exception on or after March 31, 2007 or the Company’s exercise of the Notice Exception, then (i) all restrictions on any restricted or deferred stock awards outstanding on the Termination Date shall be eliminated, (ii) all stock options outstanding on the Termination Date with an exercise price equal to or less than the fair market value of the shares as of the close of business on the Termination Date shall be immediately vested and shall remain exercisable for twenty-four (24) months thereafter or until the expiration date of the option, if sooner; provided, however, that this clause (ii) shall not apply to options that are intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986 without the Executive’s consent and (iii) all stock options outstanding on the Termination Date with an exercise price greater than the fair market value of the shares as of the close of business on the Termination Date shall be cancelled as of the close of business on the Termination Date.

ARTICLE 5

REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE

The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company’s business, including, but not limited to, expenses for entertainment, travel and other business expenses consistent with the Company’s past practices. During the Term and any Compensation Continuance Period (as defined in ARTICLE 12), the Executive will be reimbursed for his reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company as adopted from time to time by the Board. To receive such reimbursement, the Executive must present to the Company an itemized accounting, in such detail as the Company may reasonably request, of such expenditures. The Company further agrees to furnish the Executive during the Term and any Compensation Continuance Period (as defined in ARTICLE 12) with an office and such secretarial assistance as shall be suitable to the character of the Executive’s position with the Company and adequate for the performance of his duties hereunder. In the event of the termination of the Executive’s employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company.

ARTICLE 6

SPECIAL SUPPLEMENTAL RETIREMENT BENEFIT; SPECIAL HEALTH CARE BENEFIT

6.1. Special Early Retirement Benefit. In addition to the other benefits provided for in this Agreement, upon the expiration of the Term for any reason described in Section 3.6(a) or if the Executive remains employed from the Effective Date until March 31, 2007 (regardless of when the Executive terminates his employment thereafter), the Executive shall be entitled to receive a special annual early retirement benefit (the “Deferred Benefit”) equal to fifty percent

(50%) of the sum of (a) his Base Salary plus (b) the Executive’s target annual bonus under Section 4.2 for the year of termination (or for the fiscal year ending March 31, 2007 if the Termination Date is after March 31, 2007). The Deferred Benefit shall be payable in approximately equal monthly installments commencing on the first day of the month next following the date of the 2007 annual meeting of the Company’s shareholders; provided, however, that the Deferred Benefit shall be payable on the first day of the month next following the Executive’s resignation from all positions with the Company if such resignation is effective on or after March 31, 2007. The payment of the Deferred Benefit shall continue each month thereafter through the month immediately preceding the month in which the Executive attains age 65 (or would have attained age 65 in the event of the Executive’s death). The Deferred Benefit payments shall be paid in accordance with the payroll schedule for salaried personnel of the Company. The Deferred Benefit shall not reduce the amount of any benefit payable to the Executive under the Company’s Supplemental Executive Retirement Plan (the “SERP”) or the amount of any benefit payable to the Executive under Section 6.3.

6.2. Special Health Care Benefit. In addition to the other benefits provided for in this Agreement, upon the expiration of the Term for any reason described in Section 3.6(a) or if the Executive remains employed from the Effective Date until March 31, 2007 (regardless of when the Executive terminates his employment thereafter), the Executive shall be entitled for the period commencing on the Termination Date and ending on the date of the Executive’s death (the “Coverage Period”) to participate in any group health plan or program (whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees (the “Company Plan”). The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with coverage for the Executive and his spouse under the Company Plan during the Coverage Period (and any period thereafter to the extent required by applicable state and federal law), including, if necessary, amending the applicable provisions of the Company Plan and negotiating the addition of any necessary riders to any group health insurance contract. If the amount of the premium charged for coverage of the Executive and his spouse under the Company Plan shall exceed the amount of the premium charged an active employee participating in the Company Plan with respect to coverage under the Company Plan for the active employee and his spouse (or, the active employee and his family, in the event the Company Plan does not offer employee and spouse only coverage) (the “Maximum Premium Charge”), the amount of the premium charged for coverage of the Executive and his spouse under the Company Plan in excess of the Maximum Premium Charge shall be paid by the Company. In addition, regardless of the Executive’s years of service with the Company as of the Termination Date, the Company shall pay all or any portion of the Maximum Premium Charge with respect to coverage of the Executive and his spouse to the extent of the highest premium paid by the Company for other retired executives of the Company. The portion of the Maximum Premium Charge not paid by the Company, if any, shall be paid by the Executive. If the amount of premium charged to active employees participating in the Company Plan with respect to coverage under the Company Plan for such active employees and their spouses (or families, as the case may be) varies for each active employee, the Maximum Premium Charge shall be the average of the premium charged to all active employees participating in the Company Plan with respect to coverage under the Company Plan for such active employees and their spouses (or families, as the case may be). In the event the Company is unable for whatever reason to provide the Executive with coverage under the Company Plan, the Company, consistent with sound business practices, shall use its best efforts to provide the Executive with an individual policy of health insurance providing coverage for the Executive and his spouse (the “Individual Policy”) during the Coverage Period. If the amount of the premium charged for the Individual Policy shall exceed the Maximum Premium Charge, the amount of the premium charged for the Individual Policy in excess of the Maximum Premium Charge shall be paid by the Company. In addition, regardless of the Executive’s years of service with the Company as of the Termination Date, the Company shall pay all of any portion of the Maximum Premium Charge with respect to the Individual Policy to the extent of the highest premium paid by the Company for other retired employees under the Company Plan or any individual plan or policy. The portion of the Maximum Premium Charge with respect to the Individual Policy not paid by the Company, if any, shall by paid by the Executive. The coverage to be provided to the Executive pursuant to this Section 6.2 (whether under the Company Plan or the Individual Policy) shall consist of coverage which, as of the time the coverage is being provided, is identical (or, with respect to an Individual Policy, substantially identical) to the coverage provided under the Company Plan to active employees and their dependents. Notwithstanding the foregoing, the Company shall coordinate coverage for the Executive under this Section 6.2 with any applicable federal or state government programs (e.g., Medicare or Medicaid) when the Executive is eligible to begin receiving benefits under such program. Any premiums required to be paid for coverage of the Executive under such government programs shall be paid by the Executive.

6.3. Special Supplemental Retirement Benefit. The Executive shall be entitled to receive the benefit described in this Section 6.3 upon the expiration of the Term for any reason described in Section 3.6(a) or if the Executive remains employed from the Effective Date until March 31, 2007 (regardless of when the Executive terminates his employment thereafter), or if the Executive’s employment ends on account of death or Total Disability. The benefit described in this Section 6.3 is equal to the amount that would be payable to the Executive under the Company’s Supplemental Executive Retirement Plan (the “SERP”) as in effect on the Effective Date, except that:

(a) For purposes of determining the amount payable under this Section 6.3, the Executive’s Years of Service (as defined in the SERP) shall be deemed to be the greater of twenty (20) or the Executive’s actual Years of Service.

(b) For purposes of determining the amount payable under this Section 6.3, the Executive’s age on the Termination Date shall be deemed to be the greater of sixty (60) or the Executive’s actual age.

(c) For purposes of determining the amount payable under this Section 6.3, the Executive’s “Compensation” shall be determined as follows:

(i) If the Termination Date is on or before March 31, 2006, the Executive’s “Compensation” shall be the sum of the Executive’s current Base Salary plus his target annual bonus for the fiscal year ending March 31, 2006.

(ii) If the Termination Date is after March 31, 2006 but before March 31, 2007, the Executive’s “Compensation” shall be the sum of the Executive’s current Base Salary plus the greater of (x) the average of the Executive’s target annual bonuses for the fiscal years ending March 31, 2006 and

March 31, 2007 or (y) the Executive’s actual bonus for the fiscal year ending March 31, 2006.

(iii) If the Termination Date is on or after March 31, 2007, the Executive’s “Compensation” shall be the sum of the Executive’s current Base Salary plus the greater of (x) the average of the Executive’s target annual bonuses for the fiscal years ending March 31, 2006 and March 31, 2007 or (y) the average of the Executive’s actual annual bonuses for the fiscal years ending March 31, 2006 and March 31, 2007.

The Executive’s “Compensation” shall not include any amount of the Special Incentive paid under Section 4.3. For purposes of determining the amount payable under this Section 6.3, the Executive’s “Credited Compensation” is one-half of the amount determined under (i), (ii) or (iii) above, as applicable.

(d) The Executive shall not be subject to Section 4.03 of the SERP but his right to continued payment of the benefit described in this Section 6.3 and the SERP shall instead be subject to compliance with the provisions of Section 13.3 (without regard to the three year limitation in item (i) of Section 13.3).

(e) The Executive’s benefit under this Section 6.3 and the SERP shall not be subject to reduction as provided in Section 7.01 of the SERP but shall instead be subject to ARTICLE 14.

(f) For purposes of determining the amount payable under this Section 6.3 or the SERP, the “Offset Amount” shall not include the Deferred Benefit payable under Section 6.1 or the Executive’s benefit under this Section 6.3.

Exhibit II to this Agreement illustrates the calculation of the benefit payable to the Executive and his Surviving Spouse under this Section 6.3.

The benefit described in this Section 6.3 shall be payable at such time and in such form as provided in the SERP (as in effect on the Effective Date) but shall be reduced, but not below zero, by any benefit that the Executive actually receives under the SERP. The Executive’s Surviving Spouse (as defined in the SERP) (as in effect on the Effective Date) shall be entitled to benefits under this Section 6.3 as provided in the SERP (as in effect on the Effective Date) and as expressly modified in this Section 6.3. For purposes of this Section 6.3, no amendment, modification or termination of the SERP after the Effective Date shall affect the benefit payable under this Section 6.3 without the consent of the Executive or his Surviving Spouse, as applicable, in accordance with ARTICLE 30.

ARTICLE 7

DISABILITY BENEFITS

7.1. Commencement of Total Disability. If the Executive suffers a “Total Disability” (as defined in Section 7.4) during the Term he shall be deemed totally disabled (“Totally Disabled”) for purposes of this Agreement as of the date such Total Disability commenced.

7.2. Benefits Payable Upon Total Disability. In the event of the Total Disability of the Executive, the Company shall continue to pay the Executive his Base Salary during the Disability Period (as defined in this Section 7.2); provided, however, that if the Term shall otherwise expire during the Disability Period pursuant to the provisions of ARTICLE 3, the Company shall cease paying the Executive his Base Salary under this Section 7.2 as of the Termination Date, and the remaining provisions of this Agreement shall apply. In the event that the Executive’s Total Disability continues for a period of one hundred eighty (180) days (measured from the date the Executive became Totally Disabled), the Term shall automatically expire, as provided in Section 3.1, at the end of such one hundred eighty day period (the “Disability Period”). If the Term shall expire on account of the Executive’s Total Disability, the Company shall pay to the Executive an annual disability benefit (the “Disability Benefit”) equal to fifty percent (50%) of his Base Salary. The annual disability benefit shall be payable to the Executive for five (5) years in approximately equal monthly installments on the first day of each calendar month commencing with the calendar month next following the month in which the Term expires on account of the Executive’s Total Disability and continuing for fifty-nine (59) consecutive calendar months thereafter. The Disability Benefit payments shall be paid in accordance with the payroll schedule for salaried personnel of the Company. The benefit payable under this Section 7.2 shall not be reduced by any benefit payable under the SERP, any long-term disability insurance policy or plan maintained by the Company or any payments made under this Agreement.

7.3. Cessation of Disability. Notwithstanding the provisions of Section 7.2, if prior to the end of the Disability Period, the Executive’s Total Disability shall have ceased under the definition of Total Disability set forth in Section 7.4 and he shall have commenced to perform his regular duties hereunder, the following special provisions shall apply: (i) this Agreement shall continue in full force and effect (except as otherwise provided in ARTICLE 3); and (ii) the Executive shall be entitled to resume his employment under this Agreement and to receive thereafter compensation in accordance with ARTICLE 4 as though he had not been Totally Disabled; provided, however, that unless the Executive shall perform his regular duties hereunder for a continuous period of at least sixty (60) days following a period of Total Disability before he again becomes Totally Disabled, he shall not be entitled to start a new Disability Period, but instead must continue under the remaining portion of the original Disability Period. In this event, the resumption of the original Disability Period shall commence on the date such Total Disability resumed.

7.4. Definition of Total Disability. For purposes of this Agreement, “Total Disability” shall mean the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner. The total and irrevocable loss of the sight of both eyes, or of the use of both hands, or of both feet, or of one hand and one foot, or of speech or hearing shall be considered Total Disability. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the Commonwealth of Virginia selected or approved by the Board.

ARTICLE 8

DEATH BENEFIT

Upon the expiration of the Term on account of the Executive’s death, the Company shall pay to the Executive’s designated beneficiary (as determined pursuant to ARTICLE 16) an annual death benefit (the “Death Benefit”) equal to twenty-five percent (25%) of the Executive’s Base Salary. The Death Benefit shall be payable to the Executive’s designated beneficiary for four (4) years in approximately equal monthly installments on the first day of each calendar month commencing with the calendar month next following the month in which the Term expires on account of the Executive’s death and continuing for forty-seven (47) consecutive calendar months thereafter.

ARTICLE 9

DEATH FOLLOWING COMMENCEMENT OF PAYMENTS

If (i) the Term expires under circumstances entitling the Executive to receive payments pursuant to Section 6.1 or ARTICLES 7 or 12, or the Executive remains employed from the Effective Date until March 31, 2007 (regardless of when the Executive terminates his employment thereafter) and (ii) the Executive dies prior to receiving any or all of the payments, monthly installments or benefits to which he is due hereunder (including, for the avoidance of doubt, amounts payable under Sections 4.2, 4.3 and 4.4), then such remaining payments, monthly installments or benefits shall be payable to his designated beneficiary (as determined pursuant to ARTICLE 16).

ARTICLE 10

OTHER EMPLOYEE BENEFITS

During the Term the Executive shall be entitled to participate in any and all retirement, health, disability, life insurance, long-term disability insurance, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its employees or executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. During the Term, the Company shall continue to pay premiums on the life insurance policy on the Executive’s life under the Company’s split-dollar life insurance program and, if the Term expires for any reason described in Section 3.6(a) or if the Executive remains employed from the Effective Date until March 31, 2007 (regardless of when the Executive terminates his employment thereafter), the Company shall continue to pay such premiums until such time as the policy is “paid up” and no additional premium payments are required. Except as provided in the preceding sentence, nothing in this ARTICLE 10 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit. Benefits payable pursuant to this Agreement shall be in addition to benefits payable to the Executive under all other employee benefit plans or programs of the Company.

ARTICLE 11

VACATION AND SICK LEAVE

The Executive shall be entitled to four weeks of vacation and reasonable periods of sick leave during each calendar year in accordance with established Company policy. The Executive shall continue to receive his Base Salary during the time of his vacation and sick leave.

ARTICLE 12

TERMINATION COMPENSATION

12.1. Monthly Compensation. Upon the expiration of the Term for any reason, the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the “Termination Month”).

12.2. Compensation Continuance. In addition to the compensation provided for in Section 12.1, upon the termination of the Executive’s employment by the Company’s exercise of the Notice Exception or by the Executive for Good Reason, the Executive (or in the event of his subsequent death, his designated beneficiary) shall be entitled to continue to receive during the remainder of the period beginning on the last day of the Termination Month and ending on March 31, 2007 (the “Compensation Continuance Period”), (i) the Base Salary that he would have received pursuant to Section 4.1 during the Compensation Continuance Period if the Term had not expired, and (ii) the target bonus (if any) that he would have received pursuant to Section 4.2 during the Compensation Continuance Period if the Term had not expired. In the event of the Executive’s death during the Compensation Continuance Period, the Executive’s designated beneficiary (as determined pursuant to ARTICLE 16) shall be entitled to receive payments under this Section 12.2 during the remainder of the Compensation Continuance Period. During the Compensation Continuance Period or, if longer, twenty-four (24) months following the Termination Date, the Executive shall, subject to the provisions of ARTICLE 6, continue to participate in all employee welfare benefit plans or programs of the Company (as described in ARTICLE 10); provided, however, that if the Company is unable for whatever reason to provide the Executive with coverage under one or more such plans then (i) the Company, consistent with sound business practices, shall use its best efforts to provide the Executive with an individual policy or policies of insurance providing such coverage and (ii) any premium charged for such individual policy or policies, to the extent it exceeds the cost of providing coverage under the Company plan or plans, shall be paid by the Company.

See ARTICLE 6 for additional benefits the Executive may be entitled to receive following receipt of the compensation provided for in this ARTICLE 12.

ARTICLE 13

POST-TERMINATION OBLIGATIONS

All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with the following provisions during the Term and following the termination of the Executive’s employment:

13.1. Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section 13.1.

13.2. Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

13.3. Noncompetition. The Executive shall not: (i) during his employment by the Company and for the three-year period following the expiration of the Term, without the prior written consent of the Company, engage directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in competition with the Company; or (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity. The restrictions of part (i) of this Section 13.3 shall not apply if the employment of the Executive is terminated by the Company’s exercise of the Notice Exception or by the Executive for Good Reason, and shall further not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this Section 13.3. The Executive acknowledges that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 13.3 are required for the reasonable protection of the Company.

13.4. Nonsolicitation. During the Term and for the one-year period following the expiration of the Term, the Executive will not recruit or solicit any employee of the Company to leave the Company to work with or for Executive or for any other person or business by whom Executive is employed. During the Term and for the one-year period following the expiration of the Term, the Executive will not recruit or solicit any customers or vendors of the Company to become customers or vendors of any business entity that competes with any of the businesses owned or operated by, or under common ownership with, the Company.

13.5. Nondisparagement. The Executive shall not make any statements that denigrate or disparage the Company, its employees or its Board to the media or financial analysts. The Company, the Board and the Company’s employees shall not make any statements that denigrate or disparage the Executive to the media or financial analysts.

13.6. Return of Company Property. All records, files, drawings, documents, models, equipment and the like relating to the business of the Company that the Executive prepared or used or came in contact with during the Executive’s employment by the Company shall be and remain the sole property of the Company and the Executive warrants that as of the termination of the Executive’s employment all such property will be returned to the Company and that the Executive will not retain any such property. In addition, upon termination of his employment hereunder the Executive agrees to turn over to the Company all documents (including without limitation paper documents, audiotapes, videotapes and other recording media, as well as all copies and transcripts thereof) that contain matters of or relating to trade secrets, confidential information, etc. of the Company.

13.7. Failure to Comply. In the event that the Executive shall fail to comply with any provision of this ARTICLE 13, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in ARTICLE 10 which have been earned or otherwise fixed or determined to be payable prior to such termination). In addition to the foregoing, in the event of a breach or threatened breach by the Executive of the provisions of this ARTICLE 13, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining the Executive from committing such violation, and the Executive hereby consents to the issuance of such injunction.

ARTICLE 14

ADDITIONAL PAYMENTS BY COMPANY

14.1. Gross-Up Payment. This Section 14.1 applies if (i) any amount required to be paid or distributed to the Executive pursuant to this Agreement and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the aggregate of such parachute payments shall cause the Executive to be subject to the excise tax on excess parachute payments under Section 4999 of the Code (the “Excise Tax”), or any successor or similar provision thereof and (iii) the total of all such parachute payments equals or exceeds one hundred ten percent (110%) of the amount that could be paid to the Executive without the Executive incurring an Excise Tax liability. In that event the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount the Executive shall receive after the payment of any Excise Tax and any Excise Tax or other taxes on the Gross-Up Payment, shall equal the amount which he would have received if the Excise Tax had not been imposed. The Gross-Up Payment shall be the sum of the following:

(a) The rate of the Excise Tax multiplied by the amount of the excess parachute payments;

(b) Any federal income tax, social security tax, unemployment tax or Excise Tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 14; and

(c) Any state income or other tax imposed upon the Executive as a result of the Gross-Up Payment required to be made under this ARTICLE 14.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for individuals in the calendar year in which the Excise Tax is required to be paid. In addition, the Executive shall be deemed to pay state income taxes at a rate determined in accordance with the following formula:

( 1 - (highest marginal rate of federal income taxation for individuals)) x (highest marginal rate of Virginia income taxes for individuals in the calendar year in which the Excise Tax is required to be paid).

In the event the Executive is subject to the provisions of Section 68 of the Code, the combined federal and state income tax rate determined above shall be adjusted to reflect any loss in the federal deduction for state income taxes on the Gross-Up Payment.

The Gross-Up Payment shall be made not later than the fifth (5th) day, or as soon thereafter as the Company deems practicable, following the date the Executive becomes subject to payment of the Excise Tax; provided, however, that if the amount of such payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided under Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but no later than the thirtieth (30th) day after the date the Executive becomes subject to the payment of the Excise Tax. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, to the extent permitted by applicable law, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, federal and state taxes imposed on the Gross-Up Payment being repaid by the Executive, if such repayment results in a reduction in Excise Tax and/or a federal or state tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

14.2. Reduction in Parachute Payments. This Section 14.2 applies if (i) any amount required to be paid or distributed to the Executive pursuant to this Agreement and any other amounts required to be paid or distributed to the Executive by the Company shall constitute a parachute payment within the meaning of Section 280G of the Code, (ii) the aggregate of such parachute payments shall cause the Executive to be subject to the Excise Tax and (iii) the total of such parachute payments is less than one hundred ten percent (110%) of the amount that could be paid to the Executive without the Executive incurring an Excise Tax liability. In that event, such payments shall be reduced to the maximum amount that may be paid without subjecting the Executive to the Excise Tax.

ARTICLE 15

ATTORNEYS’ FEES

In the event that the Executive incurs any attorneys’ fees in connection with entering into this Agreement or in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable attorneys’ fees and for any other reasonable expenses related thereto unless, in the case of an action instituted by the Executive, the Executive is acting in bad faith. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

ARTICLE 16

BENEFICIARY

The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any death benefit payable under ARTICLE 8 or any benefits payable under ARTICLE 9 due to the Executive’s death following commencement of payments under Section 6.1 or ARTICLES 7 or 12, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Board. A beneficiary may be a trust, an individual or the Executive’s estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive’s estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

ARTICLE 17

DECISIONS BY COMPANY; FACILITY OF PAYMENT

Any powers granted to the Board hereunder may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement; provided, however, that any action by the Company to terminate the Executive’s employment under the Notice Exception or for Cause or to enforce (or assert the Executive’s violation of) the provisions of ARTICLE 13 shall be taken only pursuant to a resolution adopted by a majority of the members of the Board (and not a committee or other delegate of the Board) at a duly held meeting of the Board. Subject to and to the extent not inconsistent with the provisions of ARTICLE 16, if the Board or the committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or is a minor, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Board or committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefor.

ARTICLE 18

INDEMNIFICATION

The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law from any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under any indemnification insurance policy or the bylaws or charter of the Company or by agreement.

ARTICLE 19

SOURCE OF PAYMENTS; NO TRUST

The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

ARTICLE 20

SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid in an arbitration under Section 24.2, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

ARTICLE 21

ASSIGNMENT PROHIBITED

This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 21 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

ARTICLE 22

NO ATTACHMENT

Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

ARTICLE 23

HEADINGS

The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

ARTICLE 24

GOVERNING LAW; ARBITRATION

24.1. Governing Law. The parties intend that this Agreement and the performance hereunder and all proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the Commonwealth of Virginia and that in any proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the Commonwealth of Virginia shall be applicable and shall govern to the exclusion of the laws of any other forum.

24.2. Arbitration. Any dispute arising out of, in connection with or by reason of this Agreement, including the breach, termination, interpretation or validity thereof shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration as in effect on the Effective Date, by three arbitrators of whom each party shall select one and the third to be selected by the two party-designated arbitrators.

Prior to the first presentation to the panel of arbitrators each party shall submit to the arbitrators and the other party a written statement setting forth that party’s position with respect to the issue or issues being arbitrated and the correct interpretation of this Agreement, the correct resolution of the issues and the amount, if any, that the party claims should be paid under this Agreement with respect to such issue or issues. At the conclusion of the arbitration the panel shall approve the position of one of the parties and the interpretation, resolution or the amount, if any, to be paid in accordance with that party’s written statement. Except as provided in the two preceding sentences, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § § 10-16. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in the city in which the Company’s principal executive office is located.

ARTICLE 25

BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

ARTICLE 26

MERGER OR CONSOLIDATION

The Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation (the “Successor Corporation”) unless the Successor Corporation shall assume this Agreement, and upon such assumption, the Executive and the Successor Corporation shall become obligated to perform the terms and conditions of this Agreement.

ARTICLE 27

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

ARTICLE 28

ENTIRE AGREEMENT

This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and, as of the Effective Date, supersedes and replaces any prior employment agreement (including the Predecessor Agreement), understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

ARTICLE 29

NOTICES

All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

(a)	If to the Executive:

Brian J. Harker

c/o DIMON Incorporated

512 Bridge Street

P.O. Box 681

Danville, Virginia 24543-0681

(b)	If to the Company:

DIMON Incorporated

512 Bridge Street

P.O. Box 681

Danville, Virginia 24543-0681

Fax Number: (804) 791-0180

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 29.

ARTICLE 30

MODIFICATION OF AGREEMENT

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 30 may not be waived except as herein set forth.

ARTICLE 31

TAXES

To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

ARTICLE 32

RECITALS

The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

ARTICLE 33

EFFECT OF PRIOR AGREEMENTS

This agreement expresses the whole and entire agreement between the parties with reference to the employment of the Executive and supersedes and replaces as of the Effective Date any prior employment agreement (including the Predecessor Agreement), understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EXECUTIVE

	/s/ Brian J. Harker	(SEAL)
Brian J. Harker

WITNESS:

/s/ James A. Cooley

DIMON INCORPORATED

By:	/s/ James A. Cooley
Name: James A. Cooley
Title: Senior Vice President-Chief Financial Officer

Attest:

/s/ Thomas C. Parrish
Secretary/Asst. Secretary

Exhibit I

Special Long-Term Incentive

Section 4.3

Objective

•	Establish a significant special incentive opportunity for achieving targeted cumulative earnings per share and specific projected savings over initial two-year period following completion of the transaction

Rationale

•	Encourage executives to work together to post the desired transaction results

•	Rewards for achieving cumulative EPS and savings targets which should be reflected in increased shareholder value

•	Rewards aligned with long-term transaction objectives vs. a “getting the deal done” bonus

Participants

•	Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer

•	Others selected by CEO and President, and approved by Compensation Committee

Measurement/Objective

•	Goal of two-year (4/1/05 - 3/31/07) cumulative earnings per share of $(*) and total cash cost reductions, specifically targeted as a resulting benefit of the transaction, of $(**) million

-	75% of the incentive payout is based on cumulative EPS

-	25% of the incentive payout is based on cumulative cost reductions

Awards/Payout

•	COB/CEO and President/COO each eligible to receive a cash award of up to $1,100,000 for achieving cumulative targeted results in the performance period (fiscal years 2006 and 2007)

-	Achieving cumulative EPS over the period of $(*) earns a cash bonus of $825,000

••	Achievement of a minimum cumulative EPS of $(70% of *) results in minimum payout of $200,000; scaled payouts between minimum achievement level and target

-	Achieving targeted cash cost reduction synergies of $(**) million earns a cash bonus of $275,000

••	Achievement of $(75% of **) million of targeted savings results in minimum payout of $100,000; scaled payouts between minimum and target

*	Within 60 days following the Effective Time, the Executive Compensation Committee of the Board of Directors of the Company as constituted immediately following the Effective Time, in its sole discretion but after consultation with the Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer, shall prescribe the cumulative EPS target for the performance period.

**	Within 60 days following the Effective Time, the Executive Compensation Committee of the Board of Directors of the Company as constituted immediately following the Effective Time, in its sole discretion but after consultation with the Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer, shall prescribe the specific types and amounts of cost reductions to be achieved during the performance period.

Exhibit II

ILLUSTRATION OF SECTION 6.3 BENEFIT

Section 6.3 provides for the payment of a benefit under the formula and terms of the SERP (as in effect on the Effective Date). However, Section 6.3 prescribes special rules for the application of the SERP benefit formula.

The special rules include the following:

The Executive shall be deemed to be at least age 60 and have at least 20 years service. This means that the Executive is deemed to have met the SERP vesting requirement for purposes of the Section 6.3 benefit.

There are special rules for determining the Executive’s “Compensation” for applying the SERP formula. The compensation taken into account under Section 6.3 depends on when the Executive’s employment ends.

Example #1

Assume the Executive’s employment ends on March 31, 2006. Assume, too, that his Base Salary for FYE March 31, 2006 was $550,000 and his target annual bonus for that year was $412,500.

For purposes of Section 6.3 the Executive’s “Compensation” is $962,500.

The Executive’s “Credited Compensation” under the SERP formula, and the benefit payable under Section 6.3 prior to the offset for other benefit payments, is $481,250 per year (payable at age 65 in equal monthly installments for life).

The “Offset Amount” reduces the Section 6.3 benefit as follows:

	$481,250	(Section 6.3 Benefit Before Offset)
-	12,438	(Cash Balance Plan Benefit)
-	33,058	(Profit Sharing Account)
-	0	(SERP (because not vested))

	$435,754	(Net Amount Payable under Section 6.3)

The Offset Amounts will be payable under the respective plans.

Example #2

Assume the Executive’s employment ends on January 31, 2007. Assume, too, that his Base Salary on that date was $550,000. Assume further that his target annual bonus for FYE March 31, 2006 was $412,500 and his target annual bonus for FYE March 31, 2007 was $495,000. Finally, assume that his FYE March 31, 2006 bonus was $425,000.

For purposes of Section 6.3, the Executive’s “Compensation” is $1,003,750 ($550,000 plus the greater of (i) ($412,500 + $495,000) ÷ 2 or (ii) $425,000).

The Executive’s “Credited Compensation” under the SERP formula, and the benefit payable under Section 6.3 prior to the offset for other benefit payments, is $501,875 per year (payable at age 65 in equal monthly installments for life).

The “Offset Amount” reduces the Section 6.3 benefit as follows:

	$501,875	(Section 6.3 Benefit Before Offset)
-	13,459	(Cash Balance Plan Benefit)
-	33,058	(Profit Sharing Account)
-	0	(SERP (because not vested))

	$455,358	(Net Amount Payable under Section 6.3)

The Offset Amounts will be payable under the respective plans.

Example #3

Assume the Executive’s employment ends on the date of the annual meeting in 2007. Assume that his Base Salary on that date was $550,000. Assume, too that his target annual bonuses for FYE March 31, 2006 and March 31, 2007 were $412,500 and $495,000, respectively. Assume, further, that his actual bonuses for those years were $425,000 and $500,000, respectively.

The Executive’s “Compensation” for purposes of Section 6.3 is $1,012,500 ($550,000 plus the greater of (i) ($412,500 + $495,000) ÷ 2 or (ii) ($425,000 + $500,000 ÷ 2).

The Executive’s “Credited Compensation” under the SERP formula, and the benefit payable under Section 6.3 prior to the offset for other benefit payments, is $506,250 per year (payable at age 65 in equal monthly installments for life).

The “Offset Amount” reduces the Section 6.3 benefit as follows:

	$506,250	(Section 6.3 Benefit Before Offset)
-	14,788	(Cash Balance Plan Benefit)
-	33,058	(Profit Sharing Account)
-	0	(SERP (because not vested))

	$458,404	(Net Amount Payable under Section 6.3)

The Offset Amounts will be payable under the respective plans.

In each example the Offset Amount is the estimated amount payable under the respective plans in the form of a 50% joint and survivor annuity and assuming that those payments start at age 65, the date that the Section 6.3 benefit commences. The actual benefit under each plan will be actuarially adjusted to reflect payment in a different form or with a different commencement date.